Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS FOURTH QUARTER
AND YEAR-END RESULTS

Board of Directors Increases Dividend By 33.3%

New York, New York, March 9, 2005: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported results for the fourth quarter and year ended December 31, 2004, the fifth consecutive year of record sales, net income and earnings per share.

 Fourth Quarter 2004 Compared to Fourth Quarter 2003

  Net sales rose 30% to $63.8 million from $49.2 million; at comparable foreign currency exchange rates, net sales were up 25% for the period;
  Gross margin was 57% compared to 50%;
  S,G&A expense as a percentage of sales was 45% compared to 36%;
  Income from operations rose 5% to $7.5 million from $7.1 million;
  Net income declined 6% to $3.5 million from $3.7 million; and,
  Diluted earnings per share were $0.17 as compared to $0.18 in the fourth quarter of 2003.

2004 Full Year Results

Inter Parfums reported sales of $236.0 million, up 27% from $185.6 million in 2003.  At comparable foreign currency exchange rates, net sales for 2004 were up 22% compared to 2003.  Net income rose 13% to $15.7 million compared to $13.8 million for 2003.  Diluted earnings per share was $0.77 in 2004, up 12% from $0.69 in 2003.  For the year as a whole, the Company's 2004 operating and net margins approximated 13.8% and 6.7%, respectively, compared to 14.0% and 7.5% for 2003.

Dividend Increased

Inter Parfums also announced that its Board of Directors increased the Company's regular quarterly cash dividend to $0.04 per share or $0.16 per share on an annualized basis.  The new dividend represents a 33.3% increase over the previous dividend.  The next quarterly dividend is payable on April 15, 2005 to shareholders of record on March 31, 2005.

 Jean Madar, Chairman of the Board and Chief Executive Officer, stated, "Fourth quarter and full year results were in line with expectations.  As we reported in January, fourth quarter sales growth was primarily due to the excellent performance by Burberry Fragrances with gains stemming from Burberry Brit, the brand's fragrance leader, and solid results from Burberry London, Burberry Weekend and Burberry Touch.  The increase in gross margin percentage, which continues the trend of the entire year, related primarily to product mix as prestige product sales have been growing while mass market sales have been declining.  In addition, we are beginning to see the impact of the increased distributor prices put into effect during the fourth quarter of 2004. The increase in S,G&A as a percent of sales is primarily due to the higher Burberry royalty rate that went into effect on July 1, 2004 and, to a lesser extent, because of increased expenses incurred in connection with compliance with the new Sarbanes-Oxley internal controls requirements."

He went on to say, "The decline in fourth quarter net income and diluted earnings per share were also attributable to several other factors including: net interest expense in the fourth quarter of 2004 versus net interest income in the final quarter of 2003, and a substantially higher fourth quarter tax rate."

Discussing 2005 new product launches, Mr. Madar noted, "Our new Celine fragrance line for men and women called Fever is being launched in France, the Middle East, Russia and the U.K. this month and April.  The rollout to the rest of Western Europe will take place from May through year-end, and we have Asian distribution planned for late 2005.  Later this summer, a new Christian Lacroix fragrance family with products for men and women will debut.  Additionally, we expect to introduce our first new Lanvin fragrance, Arpege for men, in the fall of 2005."

He went on to say, "As previously mentioned, initial steps, most notably higher selling prices to distributors, have been taken to partially offset the higher royalty and marketing costs under the terms of the new Burberry license.  Supplier price concessions are also in the works.  In our opinion the most productive step will be the formation of joint ventures or Company-owned subsidiaries within key markets to handle Burberry fragrance distribution.  Next week, Marcella Cacci, who was in charge of Burberry's global licensing operations, joins our Company to head the Burberry Fragrances business, and we believe that we have a great new asset on the team."

Mr. Madar concluded, "Having made two acquisitions in 2004, the Lanvin fragrance license and the majority stake in Nickel, acquisitions are clearly an important ingredient in our growth strategy.  Our approach to acquisitions is very disciplined, with valuation, growth potential and return on investment guiding our decision making.  Brand extension has been and will likely continue to be the foundation of our growth strategy.  In addition to fragrance, we believe that several of our brands may be well suited to skin care and cosmetics programs, both of which we are now exploring."

Russell Greenberg, Executive Vice President & CFO, noted,  "As previously reported, we are looking for 2005 sales to come in at $280 million and net income and diluted earnings per share to approximate 2004 levels.  Our financial position remains strong.  At December 31, 2004, working capital aggregated $130 million and we had a working capital ratio of 3.4 to 1.  Cash and cash equivalents aggregated $41.0 million. We ended the year with only a 9% increase in accounts receivables and a 13% increase in inventory, both of which are reasonable in light of the 27% increase in sales for the year."

Conference Call

Inter Parfums' management will host a conference call at 11:00 am ET on Thursday, March 10, 2005, to discuss fourth quarter and year-end results and other recent developments.  Interested parties may participate by calling 706-679-3037 approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com.  To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Robert Greenberg (212)836-9611/rgreenberg@equityny.com www.theequitygroup.com

Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 30,
	2004	2003	2004	2003
	Unaudited	Unaudited

Net sales	$ 63,832	$ 49,232	$ 236,047	$ 185,589

Cost of sales	27,447	24,609	113,988	95,449

Gross margin	36,385	24,623	122,059	90,140

Selling, general and administrative	28,874	17,493	89,516	64,147

Income from operations	7,511	7,130	32,543	25,993
Other expenses (income):
Interest	347	48	797	271
(Gain) loss on foreign currency	(143)	11	360	(333)
Interest income	(199)	(307)	(782)	(946)
Loss on subsidiary's issuance of stock	505	215	529	369

	510	(33)	905	(639)

Income before income taxes and minority interest	7,001	7,163	31,638	26,632

Income taxes	2,932	2,585	11,542	9,403

Net income before minority interest	4,069	4,578	20,096	17,229

Minority interest in net income of consolidated subsidiary	583	865	4,393	3,392

Net income	$ 3,486	$ 3,713	$ 15,703	$ 13,837

Net income per share:
Basic	$0.18	$0.19	$0.82	$0.73
Diluted	$0.17	$0.18	$0.77	$0.69
Weighted average number of shares outstanding:
Basic	19,307,579	19,128,715	19,204,768	19,032,460
Diluted	20,386,720	20,470,279	20,494,038	20,116,433

Inter Parfums, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	December 31, 2004	December 31, 2003

Current assets:
Cash and cash equivalents	$ 40,972	$ 58,958
Account receivable, net	75,382	63,467
Inventories	61,066	54,255
Receivables, other	2,703	1,631
Other current assets	930	1,638
Income tax receivable	544	1,110
Deferred tax assets	2,605	1,381

Total current assets	184,202	182,440

Equipment and leasehold improvements, net	6,448	4,967

Trademarks and licenses, net	34,171	6,323

Goodwill	5,143	--

Other assets	521	271

	$ 230,485	$ 194,001

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable - banks	$ 748	$ 121
Current portion of long-term debt	4,359	--
Accounts payable	30,730	45,152
Accrued expenses	15,385	17,403
Income taxes payable	2,533	3,411
Dividends payable	581	383

Total current liabilities	54,336	66,470

Deferred tax liability	2,839	1,417

Long-term debt, less current portion	15,258	--

Put option	838	--

Minority interest	30,705	21,198

Shareholders' equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding 19,379,917 and 19,164,186 shares in 2004 and 2003, respectively	19	19
Additional paid-in capital	35,538	34,363
Retained earnings	100,772	87,376
Accumulated other comprehensive income	16,431	9,404
Treasury stock, at cost, 7,064,511 and 7,180,579 shares in 2004 and 2003, respectively	(26,251)	(26,246)

	126,509	104,916

	$ 230,485	$ 194,001